Exhibit 3.5

Amendment No. 2
to the
Fourth Restated Bylaws
of
Hornbeck Offshore Services, Inc.

This Amendment No. 2 (the “Amendment”) to the Fourth Restated Bylaws, as amended by that certain Amendment No. 1 (the “Bylaws”) of Hornbeck Offshore Services, Inc. (the “Company”) effective as of November 7, 2019 (the “Effective Date”), is hereby adopted pursuant to the provisions of Article VII and Article XII, Section 2 of the Company’s Certificate of Incorporation.
1.    Article IV, Section 4.13 is hereby added to the Bylaws and shall read as follows:
Section 4.13. Citizenship Determinations. The Board of Directors shall have the power to determine, in the exercise of its good faith judgment, the citizenship of the holders or beneficial owners (or prospective holders or prospective beneficial owners) of any class or series of the Corporation’s capital stock for the purposes of Article Twelve of the Second Restated Certificate of Incorporation of the Corporation. In determining the citizenship of holders or beneficial owners (or prospective holders or prospective beneficial owners) of any class or series of the Corporation’s capital stock, the Board of Directors may rely on the stock transfer records of the Corporation, reports issued by the Depository Trust Company of Segregation Account System 100 holdings, reports filed with the Securities and Exchange Commission, any citizenship certifications required under this Section 4.13 and the written statements and affidavits provided to the Board of Directors by any stockholder (or prospective stockholder) or person acting as fiduciary, agent, nominee or broker for such stockholder (or prospective stockholder). The determination of the citizenship of such stockholder or beneficial owner (or prospective holder or prospective beneficial owner) may also be subject to proof in such other manner as the Board of Directors may deem appropriate pursuant to this Section 4.13 and Article Twelve of the Second Restated Certificate of Incorporation of the Corporation. The determination of the Board of Directors at any time as to the citizenship of such stockholders (or prospective stockholders) shall be conclusive and binding upon the stockholder and beneficial owner (or prospective stockholder or prospective beneficial owner).
In furtherance of the policy set forth in Article Twelve of the Second Restated Certificate of Incorporation of the Corporation, the Board of Directors may require the holder or beneficial owner (or prospective holder or prospective beneficial owner) of shares of any class or series of the Corporation’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Section 4.13, and, as a condition to acquiring and having ownership of shares of any class or series of capital stock of the Corporation, every holder or beneficial owner (or prospective holder or prospective beneficial owner) of any such shares must comply with the following provisions:
(a)    promptly upon a holder’s or beneficial owner’s acquisition of ownership of five percent or more of the outstanding shares of any class or series of capital stock of the Corporation or upon request by the Board of Directors, a holder must provide to the Corporation a written statement or an affidavit, as specified by the Board of Directors, duly signed, stating the name and address of such holder, the number of shares of each class or series of capital stock of the Corporation owned by such holder as of a recent date, the legal structure of such holder and any beneficial owner, the beneficial owner of the stock if that person is not the holder, a statement as to whether such holder or beneficial owner is an Alien (as defined in the Second Restated Certificate of Incorporation of the Corporation), and such other information required by 46 C.F.R. Part 355 or as required by the Board of Directors; and
(b)    every holder of any shares of the Corporation and any beneficial owner of such shares (or prospective holder or prospective beneficial owner) which has provided a statement or affidavit to the Corporation upon, or in anticipation of acquiring ownership of five percent or more of the outstanding shares of any class or series of capital stock of the Corporation or upon request of the Board of Directors, must provide to the Corporation, at any time such holder or beneficial owner (or prospective holder or prospective beneficial owner) becomes an Alien, as promptly as practicable but in no event less than two business days after the date such holder or beneficial owner (or prospective holder or prospective beneficial owner) becomes an Alien, a written statement, duly signed, stating the name and address of holder and beneficial owner (or prospective holder or prospective beneficial owner), the number of shares of each class or series of capital stock of the Corporation beneficially owned (or anticipated to be owned) by such holder and beneficial owner (or prospective holder or prospective beneficial owner) as of a recent date, the legal structure of such holder and any beneficial owner (or prospective holder or prospective beneficial owner), and a statement as to such change in status of such holder or beneficial owner (or prospective holder or prospective beneficial owner) to an Alien.
The Board of Directors may at any time require reasonable proof, in addition to the citizenship certifications required under this Section 4.13 of the citizenship of a holder or beneficial owner (or prospective holder or prospective beneficial owner) of stock of the Corporation.
In the event that (i) the Board of Directors requests in writing from a holder or beneficial owner of shares of any class or series of the Corporation’s capital stock a statement or affidavit required under this Section 4.13, and (ii) such holder or beneficial owner fails to provide the Corporation with the requested documentation by the date set forth in such written request, then (x) the voting rights of such holder’s and beneficial owner’s shares of the Corporation’s capital stock shall be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into an escrow account, until such requested documentation is submitted in form and substance satisfactory to the Board of Directors in its good faith judgment; provided, however, that the Board of Directors, shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub−clauses (x) and/or (y) of this paragraph to any of the shares of such holder or beneficial owner in any particular instance.
In furtherance of the Policy set forth in Article Twelve of the Second Amended Restated Certificate of Incorporation, the Board of Directors, in the exercise of its discretion, may deem any stock as being acquired by an Alien prior to subsequently acquired Alien-owned shares even though the stock was not marked as “Foreign” in the stock records of the Corporation when it was acquired.
Nothing in this Section 4.13 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other National Securities Exchange or automated inter−dealer quotation system for so long as any class or series of the capital stock of the Corporation is listed on the New York Stock Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Section 4.13 or of Article Twelve of the Second Restated Certificate of Incorporation of the Corporation.
2.    Except as expressly amended herein, the Bylaws remain unmodified and in full force and effect.